Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-46422, 333-60268, 333-75496, 333-82702 and 333-90770) of Virage Logic Corporation of our report dated July 3, 2002 relating to the financial statements of In-Chip Systems, Inc., which appears in this Current Report on Form 8-K/A of Virage Logic Corporation.

/s/   PricewaterhouseCoopers LLP

San Jose, California

August 7, 2002